Exhibit 99.1

         Fossil, Inc. Reports Record First Quarter Fiscal 2004 Results


     -- First Quarter Diluted EPS rises 29.4% to $0.22, Exceeding First Call Consensus of $0.20

     --  Raises Fiscal 2004 Earnings Guidance to $1.17 - $1.20


    RICHARDSON, Texas, May 10 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq:
FOSL) today reported first quarter net sales and earnings for the thirteen-week period ("First Quarter") ended April 3, 2004.


     First Quarter Results:
     * Net sales increased 17.5% to $199.4 million compared to $169.8 million in the first quarter of 2003;
     * Gross profit grew 21.0% to $103.6 million, or 52.0% of net sales, compared to $85.6 million, or 50.4% of net sales, in the first quarter of 2003;
     * Operating income rose 33.6% to $26.5 million, or 13.3% of net sales compared to $19.8 million, or 11.7% of net sales in the first quarter of 2003;
     * Net income increased 34.6% to $16.3 million compared to $12.1 million in the first quarter of 2003; and
     * Diluted earnings per share rose 29.4% to $0.22, on 73,744,188 weighted average shares outstanding compared to $0.17, on 72,369,884 weighted average shares outstanding in the first quarter of 2003.

     Subsequent to the First Quarter, the Company:
     *  Completed the acquisition of Michele Watches;
     * Announced a three-for-two stock split, which was distributed to stockholders on April 8, 2004; and
     *  Entered into a licensing agreement for MICHAEL Michael Kors watches.


    "Our diversified brand and distribution strategy was critical in achieving better-than-expected results during the first quarter," began Mike Kovar, Senior Vice President and Chief Financial Officer. "We experienced sales growth across all segments and all major brands with significant growth coming from our Company-owned retail stores and other international businesses. We are confident the new business initiatives with Michele Watches and MICHAEL Michael Kors and the mass market opportunity will strengthen our distribution and diversification strategy further positioning the Company for long-term sales growth and earnings leverage."

    Worldwide net sales rose 17.5% (11.5% excluding currency gains) during the First Quarter with sales volume growth in FOSSIL and licensed watches as well as increased sales from Company-owned retail stores. Worldwide sales of FOSSIL watches increased 13.1% (8.3% excluding currency gains). Total international wholesale sales rose 28.9% (15.8% excluding currency gains) with sales in Europe increasing 20.4% (4.6% excluding currency gains), primarily as a result of sales volume growth in FOSSIL and licensed brand watches. Other international sales increased 56% (51.2% excluding currency gains) with sales volume increases experienced across all markets as a result of continued market share gains in FOSSIL and licensed watches. First Quarter sales of the Company's domestic watch business rose by 4.2% with particular strength in RELIC watch sales, which recorded growth of approximately 60%, a result of door expansion and new product launches. This increase in RELIC watches was offset by a 5.2% decline in domestic sales of FOSSIL watches, primarily due to reduced shipments to certain specialty retailers. Domestic sales of the Company's accessory and sunglass businesses rose 4.7% compared to the prior year quarter with particular strength in FOSSIL eyewear and FOSSIL men's leather. In total, domestic wholesale sales rose by 4.3%. Company-owned retail store sales increased 31.3% as a result of a 14.9% increase in the average number of stores opened during the quarter and comparable store sales gains of 19.6%. The First Quarter represented the fourth consecutive quarter of double-digit comparable store sales increases for the Company's retail store segment.

    Gross profit margin expanded by 160 basis points to 52.0% in the First Quarter compared to 50.4% in the prior year period. The increase in gross profit margin is mainly attributable to expanded gross profit margin in the Company's international businesses as a result of stronger foreign currencies and increased gross profit margins from Company-owned retail stores. Additionally, a higher mix of sales related to the Company's international businesses and Company-owned retail stores as a percentage of total sales benefited overall gross profit margin. Sales from international businesses and Company-owned retail stores generally produce higher gross profit margins than the Company's historical consolidated gross profit margin. Gross profit margin from the Company's domestic wholesale businesses remained relatively unchanged from the prior year period.

    Operating expenses, as a percentage of net sales, improved by 10 basis points to 38.7% in the First Quarter compared to 38.8% in the comparable prior year period. Included in First Quarter operating expenses is approximately $3.5 million in additional costs related to the translation impact of stronger foreign currencies into U.S. dollars. Excluding the currency and sales volume increase impact, operating expense increases were mainly driven by increases in (i) personnel and other related costs associated with the Company's new business initiatives, (ii) depreciation and amortization expense and (iii) professional fees. Cost associated with new business initiatives primarily relate to the Company's Swiss watch and mass market product offerings. Depreciation and amortization expense increases are related to the Company's SAP software implementation, as well as other capital additions made in 2003. Increases in professional fees were primarily related to consulting cost associated with the Company's U.S. based SAP system, that was implemented in July 2003, and accounting and legal fees incurred in connection with the Company's European reorganization project. Advertising expense decreased approximately $800,000 in the First Quarter as a result of certain new product launch costs incurred during the prior year quarter.

    Gross profit increased by approximately $18 million, or 21%, during the First Quarter as a result of strong sales gains combined with improvements in gross profit margin. This increase in gross profit more than offset increased operating expenses, resulting in the Company's First Quarter operating profit margin to increase by 160 basis points to 13.3% of net sales compared to 11.7% of net sales in 2003. Operating income for the First Quarter included approximately $3 million of additional income as a result of the effects of stronger foreign currencies.

    Other income (expense) primarily reflects interest income from cash investments, royalty income, minority interest expense of the Company's majority-owned subsidiaries and equity in the earnings (losses) of its non-consolidated joint venture. During the First Quarter, other income (expense) decreased unfavorably by approximately $300,000 primarily as a result of increased minority interest expense partially offset by increased interest income due to higher levels of invested cash balances maintained during the First Quarter of 2004.

    The Company's effective income tax rate decreased to 37% during the First Quarter, compared to 38% in the prior year comparable period. This decrease was primarily related to a higher percentage of income generated from countries whose statutory income tax rates are lower than the Company's historical average income tax rate.

    The Company's balance sheet remained strong with $162.6 million in cash and short-term marketable securities and no long-term debt at quarter end. Cash increased by $45.5 million from $117.1 million at April 5, 2003 due primarily to higher levels of operating cash flows. Inventory at quarter-end was $142.3 million, an increase of 16.4% compared to prior year inventory of $122.2 million. Accounts receivable increased to $112.6 million at quarter-end compared to $80.5 million at April 5, 2003. Day's sales outstanding increased to 51 days for the First Quarter compared to 43 days in the prior year period. This increase is attributable to an increase in the Company's average collection cycle and a decrease in the relative percentage of return allowances in the Company's net accounts receivable balance. The collection cycle has increased as a result of a larger percentage of international sales that historically have longer collection periods than those experienced in the US. To this point, international sales rose to 47% of sales in the First Quarter of 2004 compared to 43% of sales in the prior year quarter. The Company has experienced an increase in its domestic billing cycle in the U.S. that has also impacted the Company's comparative day's sales outstanding. Working capital rose to $338.0 million, an increase of $89.1 million over working capital of $248.9 million at April 5, 2003.

    The Company believes second quarter 2004 diluted earnings per share will approximate $0.17, which reflects current First Call Consensus estimates, compared to diluted earnings per share of $0.14 in the second quarter of 2003. For fiscal 2004, the Company currently estimates diluted earnings per share in a range of $1.17 to $1.20 compared to its previous guidance range of $1.11 to $1.14. This increase is primarily related to the Company's better than expected First Quarter results and planned accretion related to the acquisition of Michele Watches. The low-end of the Company's current guidance range represents growth of approximately 26% over Fiscal 2003 actual diluted earnings per share of $0.93. The current First Call Consensus earnings per share estimate for fiscal 2004 is $1.13. The Company estimates fiscal 2004 sales growth in the 20% range.


    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated June 25, 2003.


    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary FOSSIL(R), RELIC(R), MW(R), MW MICHELE(R), and ZODIAC(R) brands as well as licensed brands for some of the most prestigious companies in the world, including EMPORIO ARMANI(R), DKNY(R), DIESEL(R) and BURBERRY(R). The Company also offers complementary lines of small leather goods, belts, handbags and sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com. Additionally, certain product, press release and SEC filing information concerning the Company is available at the website.



    All share and per share data presented below has been adjusted to reflect the three-for-two stock split distributed to stockholders on April 8, 2004.


     Consolidated Income
     Statement Data (in 000's):
                                           For the 13           For the 13
                                           Weeks Ended          Weeks Ended
                                          -------------        -------------
                                          April 3, 2004        April 5, 2003
                                          -------------        -------------

     Net sales                               $199,395             $169,767
     Cost of sales                             95,775               84,151
                                             --------             --------
     Gross profit                             103,620               85,616
     Selling expenses                          57,048               51,138
     Administrative exp.                       20,093               14,656
                                             --------             --------
     Operating income                          26,479               19,822
     Interest expense                               5                    4
     Other inc. (exp.) - net                     (530)                (233)
     Tax provision                              9,599                7,442
                                             --------             --------
     Net income                               $16,345              $12,143
                                             ========             ========
     Basic earnings per share                   $0.23                $0.17
                                             ========             ========
     Diluted earnings per share                 $0.22                $0.17
                                             ========             ========
     Weighted average shares
      outstanding:
       Basic                                   70,007               69,618
                                             ========             ========
       Diluted                                 73,744               72,370
                                             ========             ========

     Consolidated Balance
     Sheet Data (in 000's):
                                          April 3, 2004        April 5, 2003
                                          -------------        -------------
     Working capital                         $338,046             $248,859
     Cash, cash equivalents
      and short-term investments              162,639              117,133
     Accounts receivable                      112,583               80,525
     Inventories                              142,308              122,215
     Total assets                             595,979              478,893
     Notes payable - current                    2,871                2,505
     Deferred taxes                            39,689               27,482
     Stockholders' equity                     440,465              349,757



SOURCE  Fossil, Inc.
    -0-                             05/10/2004
    /CONTACT: Mike Kovar, Chief Financial Officer, of Fossil, Inc., +1-972-699-2229; or Investors, Allison Malkin of Integrated Corporate Relations, +1-203-222-9013, for Fossil, Inc. /
    /Web site:  http://www.fossil.com/
    (FOSL)

CO:  Fossil, Inc.
ST:  Texas
IN:  TEX FAS REA
SU:  ERN